SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

(Amendment No. 6)

Tab Products Co.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

873197 10 7
(CUSIP Number)

Edward E.Steiner, Esq.
Keating, Muething & Klekamp, P.L.L.
One East Fourth Street, 14th Floor
Cincinnati, Ohio 45202
(513) 579-6468
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 14, 2001

(Date of Event Which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box

(Continued on the following pages)

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Phillip Ean Cohen
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          See Item 3
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Australia
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   339,000
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  -0-
                             ---------------------------------------------------

                              9      SOLE DISPOSITIVE POWER

                                     339,000
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Hamilton Sorter Co., Inc.
          31-0722233
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Ohio

--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   339,000
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY              8      SHARED VOTING POWER
           EACH
         REPORTING                    -0-
        PERSON WITH
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     339,000
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               339,000 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HS Morgan Corporation 13-3526420
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   339,000
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  -0-
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     339,000
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HS Morgan Limited Partnership 13-3526423
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   339,000
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  -0-
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     339,000
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thaddeus S. Jaroszewicz
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   100
          SHARES
       BENEFICIALLY           --------------------------------------------------
         OWNED BY
           EACH                8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                   -0-
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     100
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          100 - See Item 5
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 0.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 6 to Schedule 13D amends Items 4 and 7 of the Schedule 13D filed on February 8, 2001, as amended by Amendment No. 1 filed on February 15, 2001, Amendment No. 2 filed on March 12, 2001, Amendment No. 3 filed on March 19, 2001, Amendment No. 4 filed on April 4, 2001, and Amendment No. 5 filed on April 19, 2001 by Phillip Ean Cohen ("Mr. Cohen"), Hamilton Sorter Co., Inc., an Ohio corporation ("Hamilton Sorter"), HS Morgan Limited Partnership, a Delaware limited partnership ("HSMLP"), Thaddeus S. Jaroszewicz ("Mr. Jaroszewicz") and HS Morgan Corporation, a Delaware corporation ("HS Morgan") (collectively, the "Filers"). This filing relates to the Common Stock, $0.01 par value ("Common Stock") of Tab Products Co., a Delaware corporation (the "Corporation").

Item 4.     Purpose of Transaction.

Mr. Jaroszewicz has taken certain steps in furtherance of his previously reported intention to solicit proxies in support of the election of his five nominees to the Board of Directors of the Corporation. As previously reported, Mr. Jaroszewicz's nominees are David Pease, III, Mark J. Dessy, John W. Boustead, Watkins C. Johnston and Mr. Jaroszewicz (collectively, the "Nominees"). The Nominees, if elected, will constitute the entire Board of Directors of the Corporation. In this connection, Mr. Jaroszewicz and certain of the other Filers have retained Morrow & Co., Inc. to assist Mr. Jaroszewicz in the solicitation of proxies, and have retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP as special counsel.

Mr. Jaroszewicz believes that the Nominees, if elected, and subject to their fiduciary duties under Delaware law to all stockholders of the Corporation, will cause the Corporation to enter into good faith negotiations with HS Morgan with respect to the acquisition proposal set forth in a letter dated March 19, 2001 from HS Morgan to the Corporation, filed as an Exhibit to Amendment No. 3 to this Schedule 13D. In such letter, subject to the conditions stated therein, HS Morgan proposed that a subsidiary of HSMLP acquire the Corporation in a cash merger at a price of $5 per share. In the event that the Corporation is acquired in a merger or similar business combination transaction, the Corporation’s shares would be de-listed from the American Stock Exchange and would be de-registered under the Securities Exchange Act of 1934, as amended.

In furtherance of his intention to solicit proxies from the Corporation’s stockholders, Mr. Jaroszewicz, by letter dated June 18, 2001, requested from the Corporation a list of all stockholders and certain related materials as of the most recent date practicable, but not earlier than June 20, 2001, and as of the close of business on any record date that may be set by the Corporation for the determination of stockholders entitled to notice of and to vote at the Corporation’s 2001 Annual Meeting.

Item 7.      Material to be filed as Exhibits.

1.      Letter from Mr. Jaroszewicz to Tab Products Co. dated June 18, 2001, requesting stockholder list and certain related materials.

Dated: June 20, 2001

*Phillip Ean Cohen

HAMILTON SORTER CO., INC.,
an Ohio corporation

By:  /s/Thaddeus S. Jaroszewicz
Title:   Chief Executive Officer

  /s/Thaddeus S. Jaroszewicz
Thaddeus S. Jaroszewicz

HS MORGAN LIMITED PARTNERSHIP,
a Delaware limited partnership.

By:     HS MORGAN CORPORATION,
          the General Partner

By:  /s/Thaddeus S. Jaroszewicz
Its:  President

HS MORGAN CORPORATION,
a Delaware corporation

By:  /s/Thaddeus S. Jaroszewicz
Its:  President

*By:  /s/Thaddeus S. Jaroszewicz
     Thaddeus S. Jaroszewicz
     Attorney-in-Fact